Exhibit 99.1

FOR IMMEDIATE RELEASE

Cidara Provides Corporate Update and Reports First Quarter 2017
Financial Results

SAN DIEGO, May 10, 2017 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months ended March 31, 2017 and provided an update on its corporate activities and product pipeline.

“We are excited about the progress we are making on our CD101 IV and Cloudbreak™ programs, which we discussed at our recent investor day,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “We anticipate announcing topline data from our STRIVE Phase 2 trial of CD101 IV in the fourth quarter, and are advancing CD201 through IND-enabling studies. Our financial position remains strong, and I look forward to providing an update on our continued progress as the year unfolds.”

First Quarter 2017 and Subsequent Highlights

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Presented Data at ECCMID and SID Annual Meetings: In April 2017, Cidara presented data from nonclinical studies of its novel echinocandin antifungal CD101 and its Cloudbreak antibacterial immunotherapy CD201 at the 27th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) in Vienna, Austria, and at the 2017 Society for Investigative Dermatology (SID) Annual Meeting in Portland, Oregon.

•
Awarded Grant for up to $6.9 Million from CARB-X: In March 2017, Cidara received a grant for up to $6.9 million from CARB-X (Combating Antibiotic Resistant Bacteria Accelerator) to advance the development of its antibiotic immunotherapy, CD201, for the treatment of life-threatening multi-drug resistant (MDR) Gram-negative bacterial infections. CD201 is the first development candidate to be generated by Cidara’s novel Cloudbreak immunotherapy discovery platform, designed to create compounds that direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens.

First Quarter 2017 Financial Results

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Cash, cash equivalents and short-term investments totaled $90.1 million as of March 31, 2017, compared with $104.6 million as of December 31, 2016. Management continues to expect cash burn of $60 to $65 million for 2017.

•
Research and development expenses were $10.2 million for the three months ended March 31, 2017, compared to $7.2 million for the same period in 2016. The increase was primarily attributable to clinical development activities for CD101.

•
General and administrative expenses were $3.2 million for the three months ended March 31, 2017, compared to $2.7 million for the same period in 2016. The increase was primarily due to higher personnel-related costs to support the growth of operating activities.

•	Net loss for the three months ended March 31, 2017 was $13.4 million, compared to a net loss of $9.8 million for the first quarter of 2016.

•	As of April 30, 2017, Cidara had 16,806,042 common shares outstanding.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, CD101 IV, through Phase 2 and developing CD201, its bispecific antibiotic immunotherapy, for the treatment of multi-drug resistant Gram-negative bacterial infections. CD101 IV has improved pharmacokinetics compared to existing echinocandins, and has the potential for expanded utility across patient settings. CD101 IV is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. CD201 is the first drug candidate selected from Cidara’s novel Cloudbreak™ platform and is designed to specifically direct a patient’s immune cells to attack and kill bacterial pathogens. Cidara recently received a grant for up to $6.9 million from CARB-X (Combating Antibiotic Resistant Bacteria Accelerator) to advance the development of CD201. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effectiveness, safety, and other attributes of CD101 and CD201 and other potential product candidates, including the potential for these compounds to successfully treat or prevent fungal or bacterial infections, including those caused by resistant pathogens, and potentially transform the way infectious diseases are treated, and the potential for the Cloudbreak platform to result in future drug candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-K most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and short-term investments	$90,086	$104,619
Other current assets	1,195	779
Non-current assets	1,482	1,564
Total assets	$92,763	$106,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$16,774	$18,783
Stockholders' equity	75,989	88,179
Total liabilities and stockholders' equity	$92,763	$106,962

Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016
(In thousands, except share and per share data)	(unaudited)	(unaudited)
Operating expenses:
Research and development	$10,243	$7,189
General and administrative	3,155	2,696
Total operating expenses	13,398	9,885
Loss from operations	(13,398)	(9,885)
Other income (expense):
Interest income (expense), net	—	96
Total other income (expense)	—	96
Net loss	$(13,398)	$(9,789)
Basic and diluted net loss per share	$(0.80)	$(0.71)
Shares used to compute basic and diluted net loss per share	16,795,366	13,807,825

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
robert.uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

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